SCHEDULE A

                                      FUNDS


NAME OF FUND                                                 ANNUAL RATE OF             EFFECTIVE DATE
                                                             AVERAGE DAILY
                                                             NET ASSETS
First Trust Dow Jones Select MicroCap Index(SM) Fund              0.50%                  September 24, 2005

First Trust Value Line(R) Arithmetic Index Fund                  [0.50%]

First Trust Morningstar(R) Dividend Leaders(SM) Index Fund        0.30%                  March 15, 2006

First Trust IPOX-100 Index Fund                                   0.40%                  April 13, 2006